EXHIBIT 10.52

January 20, 2004

VIA HAND DELIVERY

Guy M. Hicks

101 Steeplewood Dr.

Exton, PA 19341

Dear Guy,

This letter will serve as confirmation of the termination of your employment as an officer of InterDigital Communications Corporation (the “Company”) effective January 20, 2004. This letter will further serve to describe the compensation and benefits that the Company will provide to you provided that you indicate your agreement by signing and accepting them under the following terms and conditions:

1.	Severance Benefits. Except as otherwise provided herein, you will receive the benefits provided for in the event of a “Termination Without Cause” as described in Section 9.E of the Employment Agreement between you and the Company, dated December 3, 2001 (“Employment Agreement”), if you execute and return this Agreement without revocation in accordance with the instructions set forth below. Specifically, if you execute and return this Agreement without revocation in accordance with the instructions set forth below, you will be entitled to receive the following:

a.	Severance payments in an amount equal to your current base salary for a twelve (12) month period on a semi-monthly basis in accordance with the Company’s standard pay periods beginning January 20, 2004 (“Severance Period”); and

b.

The Company will continue to pay the “designated portion” of the premiums with regard to your continued participation in the Company’s group health insurance pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for the Severance Period, provided that you continue to have your co-payment withheld from your severance payments on a timely basis. (For purposes of this provision, the “designated portion” shall be the portion of the premium, which the Company paid at the time of your termination.) Thereafter (or effective the last day of your employment in the event you do not execute this Agreement or you revoke it in accordance with the instructions set forth below), you will have the option of continuing these benefits at your own expense under Federal COBRA provisions. You will be forwarded COBRA enrollment forms separately.

2.	Other Compensation. You will also be eligible to receive, as part of “Other Compensation” payable to you pursuant to the Section 9.E of the Employment Agreement, a bonus for fiscal year 2003 (target bonus level of 35% of base salary), calculated under the terms and conditions of the InterDigital Communications Corporation Employee Incentive Bonus Plan, as amended from time to time (“Bonus Plan”), and subject to approval by the Compensation Committee of the Board of Directors. Said bonus shall be payable solely in cash and on the same date other executive officers of the Company are paid their bonuses for fiscal year 2003, pursuant to the terms and conditions of the Bonus Plan. Accrued salary and unused paid time off will be paid to you on the next regular pay period following your last day of employment.

3.	Outplacement. You will receive outplacement assistance provided by Manchester Partners International. Details will be provided separately.

4.	Stock options and restricted stock. All vested options previously granted to you by the Board will terminate in accordance with the terms of the applicable Stock Option Plan under which they were granted. All unvested options have been cancelled. All vested restricted stock previously granted to you by the Board remains subject to the terms of your Restricted Stock Agreement and the terms of the 1999 Restricted Stock Plan, as amended. A schedule setting forth your holdings and other pertinent information has been forwarded to you.

5.	401(k). If you are 401(k) Savings Plan participant, your payroll deductions have ceased effective your last day of employment.

6.	Flexible Reimbursement Account. If you are a participant in Flexible Reimbursement Account, your participation in the Plan will cease effective your last day of employment. You will have a set amount of time following your last day of employment to submit claims for reimbursement under this Plan. Details will be provided to you under separate cover by Human Resources. If you have received payments in excess of the amount of money you have had deducted from your paychecks and submitted to your Flexible Reimbursement Account, the Company will deduct those excess amounts from your next paycheck (and future salary continuation payments, if applicable) unless you pay your balance to the Company.

7.	Unemployment Compensation. You may be eligible to file for unemployment benefits immediately. You should contact your state unemployment office for additional information and to determine if your severance payments and paid time off pay reduce your unemployment compensation.

8.	General Release. In consideration for the Company’s payments and the benefits set forth above in Paragraphs 1 through 3, you agree, intending to be legally bound, to release and forever discharge the Company and its related or affiliated companies, and each of their past, present and future officers, directors, attorneys, employees, owners, partners, insurers and agents, and their respective successors and assigned (Collectively “Releasees”), jointly and severally, from any and all actions, complaints, causes of action, lawsuits or claims of any kind (collectively “Claims”), known or unknown, which you, your heirs, agents successors or assigns, ever had, now have or hereafter may have against Releasees arising out of any matter, occurrence, omission or event existing or occurring prior to your execution of this Agreement, including, without limitation: any claims relating to or arising out of your employment with and/or termination of employment by the Company and/or any of its related and/or affiliated companies; any claims for unpaid or withheld wages, severance, benefits, bonuses, commissions and/or other compensation of any kind; any claims arising under the Employee Retirement Income Security Act; any claims arising under Sarbanes-Oxley Act of 2002, as amended from time to time; any claims for attorney’s fees, costs or expenses; any claims of discrimination and/or harassment based on age, sex, race, religion, color, creed, disability, handicap, citizenship, national origin, ancestry, sexual orientation, or any other factor protected by Federal, State or Local law (such as the Age Discrimination in Employment Act, 28 U.S.C. §621 et. seq., Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act and the Pennsylvania Human Relations Act); any claims for retaliation and/or whistleblower claims; any claims for emotional distress or pain and suffering; and/or any other statutory or common law claims, now existing or hereinafter recognized, known or unknown, including, but not limited to, breach of contract, libel, slander, fraud, wrongful discharge, promissory estoppel, equitable estoppel and misrepresentation.

9.

Nondisclosure. Pursuant to the terms of the Nondisclosure Agreement executed by you on December 3, 2001 and Section 6 of your Employment Agreement, you are prohibited from using or disclosing, directly or indirectly, for your own benefit or the benefit of any person or entity, any of the confidential and proprietary information of the Company (“Confidential Information”). Such Confidential Information includes but is not limited to, information regarding the Company’s sales and marketing information and techniques, business plans, financial data, trade secrets (including without limitation any technical information, hardware, software, algorithms, source code, object code, drawings, sketches, designs, processes, procedures, formulae, data, reports, computer programs, charts, improvements and any other technical information or knowledge relating to the development, design and implementation of the Company’s products and services), pricing lists, supplier lists and other confidential supplier data, customer lists and other confidential customer data, and any other information or knowledge concerning the Company and its business or others that the Company does business with, whether or not in tangible form, that is not otherwise publicly available. Further, you are required to execute further documents or instruments required for patent prosecution, if applicable. By signing below, you reaffirm your obligations under the Nondisclosure Agreement and Section 6 of the Employment Agreement signed by you at the commencement of your employment with the Company, including the obligations described above in this paragraph. You also agree and acknowledge that the Company’s obligation to make severance payments and to provide you the other benefits listed above is conditioned on your execution of such further documents or instruments required for patent prosecution, as described under that Nondisclosure Agreement.

10.	Response to Request for Information. In the event you receive a request or demand, orally, in writing, electronically or otherwise, for the disclosure or production of information which you acquired in the course of your employment which is not generally known by or readily accessible to the public, you must notify immediately, in writing, via certified mail, the Company’s General Counsel at the following address: 781 Third Avenue, King of Prussia, Pennsylvania 19406. Any and all documents relating to the request or demand shall be included with the notification. You shall wait a minimum of ten (10) days (or the maximum time permitted by such legal process, if less) after sending the letter before making a disclosure or production to give the Company time to determine whether the disclosure or production involves confidential and/or proprietary information, in which event the Company may seek to prohibit and/or restrict the production and/or disclosure and/or to obtain a protective order with regard thereto. This provision covers, but is not limited to, requests or demands in connection with judicial, administrative, arbitration and all other adversarial proceedings. If the request or demand is in conjunction with judicial, administrative, arbitration or other adversarial proceedings, copies of all correspondence regarding the request or demand shall be included with the information sent to the General Counsel.

11.	Nondisparagement. You agree that you will not disparage or defame the Company, its subsidiaries, its current and former directors, officers, shareholders, and employees, and/or its businesses.

12.

Return of Property. You agree that, as of the execution of this Agreement, you have returned to the Company any and all Company property and Confidential Information currently in your possession or control, retaining no copies, including, but not limited to, any Company keys, access cards, computer equipment, computer tapes and diskettes, documents, manuals, client information, and any other information that is in either printed or electronic formats which you obtained as a result of or in connection with your employment by the Company.

13.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without reference to any conflict of laws principles.

14.	Severability. If any provision in this Agreement or the application thereof is construed to be overbroad, then the court making such determination shall have the authority to narrow the provision as necessary to make it enforceable and the provision shall then be enforceable in its narrowed form. In the event that any provision in this Agreement is determined to be legally invalid or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, the affected provision(s) shall be stricken from the Agreement, and the remaining terms of the Agreement and its enforceability shall remain unaffected thereby.

15.	Termination of Employment. The purpose of this Agreement is to effect a complete termination of your employment with the Company on mutually acceptable terms. You acknowledge and agree that, effective January 20, 2004, you have not and shall not render any further services to the Company in the capacity of employee, officer or director of the Company or the InterDigital PAC, and that, as of January 20, 2004, any and all positions that you have heretofore held with the Company, its subsidiaries and affiliates, have been terminated. You further acknowledge and agree that, effective January 20, 2004, you shall no longer be authorized to represent, to incur any expenses or liabilities or to take any other action on behalf of the Company, other than those related to your representation of InterDigital during your trip to California on January 23, 2004, for the sole purpose of attending the anniversary party of Congressman Jerry Lewis as a representative of InterDigital. You acknowledge and agree that this Agreement along with your post-employment obligations under the Employment Agreement and the Nondisclosure Agreement constitute our complete agreement with respect to the subject matter.

16.	Amicable Resolution. Nothing in this Agreement shall be construed as an admission or concession of liability or wrongdoing by the Company or any other Releasee as defined above. Rather, the proposed Agreement is being offered for the sole purpose of settling amicably any and all possible disputes between the parties.

17.	Employee Acknowledgement: You agree and represent that:

(a) You have read carefully the terms of this Agreement, including the General Release;

(b) You have had an opportunity to and have been encouraged to review this Agreement, including the General Release, with an attorney;

(c) You understand the meaning and effect of the terms of this Agreement, including the General Release;

(d) You were given as much time as you needed (a minimum of 21 days) to determine whether you wished to enter into this Agreement, including the General Release;

(e) The entry into and execution of this Agreement, including the General Release, is of your own free and voluntary act without compulsion of any kind;

(f) No promise or inducement not expressed in this Agreement has been made to you; and

(g) You have adequate information to make a knowing and voluntary waiver.

18.	Revocation. If you sign this Agreement, you will retain the right to revoke it for seven (7) days. The Agreement shall not be effective until after the Revocation Period has expired without you having revoked this Agreement. To revoke this Agreement, you must send a certified letter to my attention. The letter must be post-marked within 7 days of your execution of this Agreement. If the seventh day is a Sunday or Federal holiday, then the letter must be post-marked on the following business day. If you revoke this Agreement on a timely basis, you shall not be eligible for the payments and other benefits set forth in Paragraphs 1 through 3 above.

*     *     *

If you agree with the proposed terms as set forth above, please sign this letter indicating that you understand, agree with and intend to be legally bound by such terms.

We wish you the best in the future.

Sincerely,

/s/ G.D. Isaacs
Gary Isaacs
Vice President, Human Resources

UNDERSTOOD AND AGREED, INTENDING TO BE LEGALLY BOUND:

/s/ Guy Hicks
Guy M. Hicks

January 20, 2004
Date

G.D. Isaacs
Witness